VENTURE LENDING & LEASING IV, INC.

Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing IV, Inc. (“VLLI IV” or “Fund IV”), hereby certify: that the following resolutions were duly adopted by the Board of Directors at a meeting held on May 14, 2008, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund IV who are not “interested persons” of the Fund.

RESOLVED, that the fidelity bond for Fund IV with ICI Mutual Insurance Company, in the aggregate amount of $750,000 and in the form and with the coverage presented to the Board (the “Fund IV Bond”), is hereby approved; and

RESOLVED FURTHER, that Martin Eng be, and hereby is, authorized and directed, for and on behalf of Fund IV, to file and give notice of the Fund IV Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2009

IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of August, 2008.

/S/ Martin D. Eng

Martin D. Eng